Exhibit 99.1
NEWS RELEASE

For further information, contact:	Matt Quantz, Manager — Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY INCREASES FOURTH QUARTER 2008 PRODUCTION GUIDANCE,
ANNOUNCES 2008 PROVED OIL AND GAS RESERVES, UPDATES OPERATING ACTIVITIES,
AND PROVIDES 2009 PRODUCTION AND CAPITAL EXPENDITURES GUIDANCE
LAFAYETTE, LA — January 29, 2009 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company is increasing its fourth quarter 2008 production guidance to approximately 102 -103 MMcfe per day from its previously issued guidance of 97-102 MMcfe per day. Production for December 2008 was a Company record and represented an approximate 40% increase from production achieved in January 2008.
The Company ended 2008 with approximately 185 Bcfe of proved oil and gas reserves, a new Company record. Approximately 93% of the proved reserves were natural gas, and approximately 68% were located in long-lived basins. Additionally, approximately 74% of the proved reserves were proved developed. Based on the estimated net present value of the reserves determined using year-end market prices and estimated property balances at year-end, the Company expects to record a non-cash full cost ceiling impairment charge of approximately $94 -$100 million after-tax in the fourth quarter.
Operations Update
As previously announced, the Company completed two operated horizontal wells in the Woodford Shale during October 2008. The Company recently completed three additional operated horizontal wells during the fourth quarter of 2008. The following is a summary of the results:

Well Number	NRI	Initial Sales Date	Lateral Length (ft.)	Maximum Gross Rate (Mcf/d)
PQ 26	69%	11/12/2008	4,026	6,436
PQ 28	63%	12/20/2008	6,611	4,051
PQ 29	37%	12/11/2008	3,909	1,878
In addition to the above completions, the Company initiated completion operations on its 7,057 foot extended lateral well. After conducting two stages of the completion, the wellbore encountered mechanical problems. The Company has repaired the wellbore and the first two stages began producing at rates as high as 3,695 Mcf. The Company plans to conduct the remaining 16 stages of the completion during 2009. The Company estimates that its current net production from its Oklahoma properties is approximately 40 MMcfe per day.
Drilling continues in the Fayetteville Shale where the Company participated in 33 non-operated gross wells (3.03 net wells) during the fourth quarter of 2008. The Company currently has five non-operated rigs working and approximately 18,000 net acres in the trend. The Company estimates current net production from its Fayetteville Shale assets to be in excess of 9 MMcfe per day.
In East Texas, the Company completed the sixth well in its Palmer prospect during the fourth quarter. The well’s initial gross production rate was approximately 3 MMcfe per day and the Company has an approximate 34% net revenue interest in the well. The Company estimates that its current net production from its East Texas properties is approximately 15 MMcfe per day.

In the Gulf Coast Basin, the Company’s Bluffs prospect began producing in November 2008. The well is currently flowing at a gross rate of approximately 16 MMcfe per day. The Company has an approximate 39% net revenue interest in the well.
Production Guidance
The Company is projecting its 2009 net production to average approximately 90-100 MMcfe per day and expects approximately 50% of the estimated production to come from long-lived areas. Additionally, the Company is projecting its first quarter 2009 net production to average approximately 100-110 MMcfe per day.
Capital Expenditures Guidance
The Company’s capital budget for 2009 is approximately $80 to $100 million (including capitalized overhead and interest) depending on commodity prices, drilling success and related completion and facility costs. The Company’s primary focus for 2009 is to keep its capital expenditures below internally generated cash flow.
Liquidity Update
The Company estimates a year-end working capital surplus of approximately $40 million (including a cash balance of approximately $24 million) and borrowings outstanding under its revolving credit facility of approximately $130 million. Based on the cash on hand, hedge contracts in place and the estimated cash flow to be generated by projected production, the Company believes it has the resources to fund the capital expenditure budget as outlined above. However, a portion of the capital budget has not been committed and could be decreased in response to market conditions, if necessary.
Hedging Update
The Company initiated the following commodity hedging transaction during December 2008:

	Instrument
Production Period	Type	Daily Volumes	Price

Natural Gas:
January — June 2009	Swap	20,000 Mmbtu	$5.62
After executing the above transaction, the Company has approximately 19.1 Bcfe of hedged volumes for 2009 with an average floor of $7.87 per Mcf and $100 per barrel. Based on the midpoint of the production guidance above, approximately 55% of the Company’s expected production has been hedged.
Management’s Comment
“I am very pleased with our 2008 performance where we anticipate posting Company records for the fifth consecutive year in production, reserves and cash flow,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “In 2008, we grew reserves by 18% through the drill bit alone and would have likely achieved reserve growth of approximately 34% had year-end oil and gas prices averaged $60.00 per barrel and $7.50 per mcf. With the cash flow from our hedged production base and our flexible capital program, we remain confident that we will be able to navigate this challenging environment.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and the significant price decline since December 31, 2008, declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.